Contacts:
Ligand Pharmaceuticals Incorporated	LHA
John L. Higgins, President and CEO	Don Markley
(858) 550-7500	dmarkley@lhai.com
(310) 691-7100

Ligand Reports Third Quarter Financial Results

Conference Call Begins at 9:00 a.m. Eastern Time Today

SAN DIEGO (October 30, 2013) - Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the third quarter and nine months ended September 30, 2013, and provided an operating forecast and program updates.

Highlights for the third quarter of 2013 include:

•	Total revenues of $13.0 million

•	Non-GAAP net income from continuing operations of $2.5 million, or $0.12 per diluted share

•	Net income of $2.0 million, or $0.09 per diluted share.

A description of the non-GAAP calculations and reconciliation to comparable GAAP financial measures is provided in the accompanying table titled “Non-GAAP Financial Measures.”

“Ligand continued to post significant revenue growth and to demonstrate the strength of its business model during the third quarter,” commented John Higgins, President and Chief Executive Officer of Ligand. “Recently, two significant partnered programs received regulatory approvals. Pfizer’s Duavee™ received FDA approval for the treatment of moderate-to-severe vasomotor symptoms associated with menopause and the prevention of postmenopausal osteoporosis. GlaxoSmithKline’s Revolade™ (Promacta®) received European Commission marketing approval to treat low platelet counts in patients with chronic hepatitis C infection. These are exciting developments, along with portfolio additions and other late-stage advancements that reinforce the long-term potential of Ligand's partnered portfolio.”

Third Quarter 2013 Financial Results
Total revenues for the third quarter of 2013 were $13.0 million, an increase of 104% compared with $6.4 million for the same period in 2012. Royalty revenues increased to $5.7 million from $3.2 million for the same period in 2012, primarily due to higher royalties from Promacta® and new royalties from Kyprolis®. Material sales increased to $6.7 million from $1.8 million for the same period in 2012, due to timing of customer purchases of Captisol.

Cost of goods sold was $2.5 million for the third quarter of 2013, compared with $0.7 million for the third quarter of 2012, with the increase primarily due to higher material sales. Other operating costs and expenses from continuing operations for the third quarter of 2013 were $7.4 million, compared with $7.1 million for the third quarter of 2012. Research and development expenses decreased $0.2 million, primarily due to lower spending on internal development programs, and general and administrative expenses increased $0.5 million, primarily due to higher non-cash stock-based compensation expense.

Net income for the third quarter of 2013 was $2.0 million, or $0.09 per diluted share, compared with a net loss for the third quarter of 2012 of $0.2 million, or $(0.01) per share. Non-GAAP net income for the third quarter of 2013 was

$2.5 million, or $0.12 per diluted share, compared with a non-GAAP net loss for the third quarter of 2012 of $2.3 million, or $(0.11) per share.

As of September 30, 2013, Ligand had cash, cash equivalents, short-term investments and restricted investments of $8.2 million. During the first three quarters of 2013, Ligand has paid down $16.2 million in debt.

2013 Year-to-Date Results
Total revenues for the nine months ended September 30, 2013 increased 93% to $34.2 million compared with $17.8 million for the first nine months of 2012. Royalty revenues for the nine months ended September 30, 2013 increased to $16.5 million from $9.3 million for the same period in 2012, primarily due to higher royalties from Promacta and new royalties from Kyprolis. Material sales increased to $12.3 million from $4.2 million for the same period in 2012 due to timing of customer purchases of Captisol.

Cost of goods sold was $4.4 million for the first nine months of 2013, compared with $1.3 million for the first nine months of 2012. Other operating costs and expenses for the first nine months of 2013 were $21.3 million, compared with $20.6 million for the first nine months of 2012.

Net income for the first nine months of 2013 was $9.6 million, or $0.46 per diluted share, compared with a net loss for the first nine months of 2012 of $1.6 million, or $(0.08) per share. Non-GAAP net income for the first nine months of 2013 was $9.7 million, or $0.47 per diluted share, compared with a non-GAAP net loss for the first nine months of 2012 of $2.8 million, or $(0.14) per share.

2013 Financial Forecast
For its full-year 2013 financial forecast, the Company now expects total revenues to be between $45.0 million and $46.0 million and non-GAAP earnings from continuing operations per diluted share to be between $0.49 and $0.51, which is at the high end of its previous financial forecast.  For the fourth quarter of 2013, Ligand expects total revenues to be between $11 million and $12 million and non-GAAP earnings per diluted share to be between $0.15 and $0.17.  The non-GAAP earnings per diluted share guidance does not include the effects of any increase or decrease in contingent liabilities.

Third Quarter and Recent Business Highlights
Upcoming Events

•
Ligand is scheduled to host an Analyst Day in Chicago on Thursday, November 14, 2013 from 9:30 a.m. to 11:30 a.m. Central time. The event will feature presentations pertaining to the Company’s business and pipeline programs.

Partnered Program Updates

•
Ligand partner Spectrum Pharmaceuticals announced the completion of enrollment for the pivotal trial of Captisol-enabled®, propylene glycol-free (PG-free) high-dose melphalan as a conditioning treatment prior to autologous transplant for patients with multiple myeloma.

•
Ligand partner GlaxoSmithKline (GSK) announced that the European Medicines Agency's Committee for Medicinal Products for Human Use (CHMP) approved Revolade™ (eltrombopag) as a treatment for low platelet counts (thrombocytopenia) in adult patients with chronic hepatitis C infection, where the degree of thrombocytopenia is the main factor preventing the initiation or limiting the ability to maintain optimal interferon-based therapy. The FDA approved Promacta® (eltrombopag) for the treatment of thrombocytopenia in patients with chronic hepatitis C infection in November 2012. Promacta®/Revolade™ is currently approved in 95 markets for the treatment of idiopathic thrombocytopenia (ITP) and in more than 20 markets for the treatment of thrombocytopenia in patients with chronic hepatitis C infection.

•
Ligand partner Pfizer received approval from the U.S. Food and Drug Administration (FDA) for Duavee™ (conjugated estrogens/bazedoxifene) for the treatment of moderate-to-severe vasomotor symptoms associated with menopause and the prevention of postmenopausal osteoporosis. Under the terms of a license agreement with Pfizer, Ligand earned a $425,000 milestone payment upon the approval. Pfizer intends to launch Duavee™ in the first quarter of 2014 and expects it to be available for patients in February 2014. See www.Duavee.com for further information.

•
Ligand partner Merck presented positive Phase 3 data for its IV formulation of the antifungal agent posaconazole (Noxafil®) at the International Conference on Antimicrobial Agents and Chemotherapy (ICAAC) hosted by the American Society for Microbiology.

New Fully-Funded Shots-on-Goal

•
Ligand entered a global license agreement with CURx Pharmaceuticals, Inc. for the development and commercialization of Ligand's Captisol-enabled™ Topiramate Injection for the treatment of partial onset or primary generalized tonic-clonic seizures in hospitalized epilepsy patients who are unable to take oral topiramate. Under the terms of the agreement, Ligand will be eligible to receive approximately $20 million in potential net milestone payments and net royalties on future sales of 6.0% to 7.5%.

Internal Program Progress

•	The FDA accepted an Investigational New Drug (IND) application for Ligand's proprietary Glucagon receptor antagonist product candidate for the treatment of diabetes.

Non-GAAP Financial Measures
The adjusted non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures discussed above (and in the tables below) for the three and nine months ended September 30, 2013 and 2012 exclude expenses related to the increase or decrease in liability for contingent liabilities and write-off of in-process research and development.

Management has presented net income, net income per share, income from continuing operations and income from continuing operations per share in accordance with GAAP and on an adjusted basis. Ligand believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. Ligand uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Conference Call
Ligand management will host a conference call today beginning at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” A replay of the call will be available until December 5, 2013 at 9:00 a.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S., using passcode 420734. Individual investors can access the webcast at www.ligand.com.

About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company focused on assembling a large portfolio of revenue generating assets through licensing and acquisition with the goal to generate sustainable cash-flow and profitability. Ligand has a diverse asset portfolio addressing the unmet medical needs of patients for a broad spectrum of diseases including thrombocytopenia, multiple myeloma, diabetes, hepatitis, muscle wasting, dyslipidemia, anemia and osteoporosis. Ligand’s Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including GlaxoSmithKline, Onyx Pharmaceuticals (a subsidiary or Amgen

Inc.), Merck, Pfizer, Baxter International, Bristol-Myers Squibb, Lundbeck Inc., Eli Lilly & Co. and Spectrum Pharmaceuticals. Please visit www.captisol.com for more information on Captisol or www.ligand.com for more information on Ligand.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements
This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Actual events or results may differ from Ligand's expectations. For example, we may not receive expected revenue from material sales of Captisol, expected royalties on partnered products and research and development milestone payments may not be received. We and our partners may not be able to timely or successfully advance any product(s) in Ligand's internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for the fourth quarter of 2013 or beyond, that Ligand will deliver strong cash flow over the long-term, that Ligand's 2013 revenues will be at the levels or be broken down as currently anticipated or that Captisol sales will be sufficiently strong, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, that there will be a market for the product(s) if successfully developed and approved, or that our partners will not terminate any of our agreements or development or commercialization of any of the products. Further, Ligand may not generate its expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases available via www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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LIGAND PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Royalties	$5,724	$3,213	$16,466	$9,256
Material sales	6,728	1,818	12,260	4,150
Collaborative research and development and other revenues	553	1,344	5,511	4,347
Total revenues	13,005	6,375	34,237	17,753
Operating costs and expenses:
Cost of goods sold	2,538	683	4,416	1,273
Research and development	2,414	2,647	6,900	8,315
General and administrative	4,756	4,306	13,564	11,579
Lease exit and termination costs	227	164	359	666
Write-off of in-process research and development	—	—	480	—
Total operating costs and expenses	9,935	7,800	25,719	21,833
Gain (loss) from operations	3,070	(1,425)	8,518	(4,080)
Other expense, net	(513)	(720)	(1,686)	(1,926)
Decrease (increase) in contingent liabilities	(532)	2,093	368	1,191
Income tax expense	(60)	(142)	(237)	(445)
Income (loss) from continuing operations	1,965	(194)	6,963	(5,260)
Income from discontinued operations, net of taxes	—	—	2,588	3,670
Net income (loss)	$1,965	$(194)	$9,551	$(1,590)
Basic per share amounts:
Income (loss) from continuing operations	$0.10	$(0.01)	$0.34	$(0.27)
Discontinued operations	—	—	0.13	0.19
Net income (loss)	$0.10	$(0.01)	$0.47	$(0.08)
Diluted per share: amounts:
Income (loss) from continuing operations	$0.09	$(0.01)	$0.33	$(0.27)
Discontinued operations	—	—	0.13	0.19
Net income (loss)	$0.09	$(0.01)	$0.46	$(0.08)

Weighted average number of common shares-basic	20,357,558	19,917,676	20,268,261	19,791,793
Weighted average number of common shares-diluted	20,843,742	19,917,676	20,562,622	19,791,793

LIGAND PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2013	December 31, 2012
Assets	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$3,271	$12,381
Accounts receivable	5,507	4,589
Inventory	1,838	1,697
Other current assets	1,512	829
Current portion of co-promote termination asset	4,507	4,327
Total current assets	16,635	23,823

Restricted cash and investments	4,968	2,767
Property and equipment, net	834	788
Goodwill and other identifiable intangible assets	65,930	68,150
Commercial license rights	4,571	—
Long-term portion of co-promote termination asset	8,387	8,207
Other assets	352	525
Total Assets	$101,677	$104,260

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$15,579	$16,277
Current portion of co-promote termination liability	4,507	4,327
Current portion of note payable	12,375	14,835
Total current liabilities	32,461	35,439

Long-term portion of co-promote termination liability	8,387	8,207
Long-term portion of deferred revenue	2,085	2,369
Long-term debt	—	13,443
Other long-term liabilities	13,929	18,317
Total liabilities	56,862	77,775
Stockholders' equity	44,815	26,485
Total liabilities and stockholders' equity	$101,677	$104,260

LIGAND PHARMACEUTICALS INCORPORATED
NON-GAAP FINANCIAL MEASURES
(in thousands, except share data)

	Three Months Ended September 30, 2013
	GAAP	Contingent Liabilities Adjustment	Write-off in-process research and development	NON-GAAP
	(unaudited)

Gain from operations	$3,070	$—	$—	$3,070
Other expense, net	(513)	—	—	(513)
Increase in contingent liabilities	(532)	532	—	—
Income tax expense	(60)	—	—	(60)
Income from continuing operations	1,965	532	—	2,497
Income from discontinued operations, net of taxes	—	—	—	—
Net income	$1,965	$532	$—	$2,497
Basic per share amounts:
Income from continuing operations	$0.10	$0.02	$—	$0.12
Discontinued operations	—	—	—	—
Net income	$0.10	$0.02	$—	$0.12

Diluted per share amounts:
Income from continuing operations	$0.09	$0.03	$—	$0.12
Discontinued operations	—	—	—	—
Net income	$0.09	$0.03	$—	$0.12

Weighted average number of common shares-basic	20,357,558	20,357,558	20,357,558	20,357,558
Weighted average number of common shares-diluted	20,843,742	20,843,742	20,843,742	20,843,742

	Three Months Ended September 30, 2012
	GAAP	Contingent Liabilities Adjustment	Write-off in-process research and development	NON-GAAP

Loss from operations	$(1,425)	$—	$—	$(1,425)
Other expense, net	(720)	—	—	(720)
Increase in contingent liabilities	2,093	(2,093)	—	—
Income tax expense	(142)	—	—	(142)
(Loss) income from continuing operations	(194)	(2,093)	—	(2,287)
Income from discontinued operations, net of taxes	—	—	—	—
Net (loss) income	$(194)	$(2,093)	$—	$(2,287)
Basic and diluted per share amounts:
(Loss) income from continuing operations	$(0.01)	$(0.10)	$—	$(0.11)
Net (loss) income	$(0.01)	$(0.10)	$—	$(0.11)

Weighted average number of common shares-basic	19,917,676	19,917,676	19,917,676	19,917,676
Weighted average number of common shares-diluted	19,917,676	19,917,676	19,917,676	19,917,676

LIGAND PHARMACEUTICALS INCORPORATED
NON-GAAP FINANCIAL MEASURES
(in thousands, except share data)

	Nine Months Ended September 30, 2013
	GAAP	Contingent Liabilities Adjustment	Write-off in-process research and development	NON-GAAP
	(unaudited)
Gain from operations	$8,518	$—	$480	$8,998
Other expense, net	(1,686)	—	—	(1,686)
Increase in contingent liabilities	368	(368)	—	—
Income tax expense	(237)	—	—	(237)
Income from continuing operations	6,963	(368)	480	7,075
Income from discontinued operations, net of taxes	2,588	—	—	2,588
Net income	$9,551	$(368)	$480	$9,663
Basic per share amounts:
Income (loss) from continuing operations	$0.34	$(0.01)	$0.02	$0.35
Discontinued operations	0.13	—	—	0.13
Net income (loss)	$0.47	$(0.01)	$0.02	$0.48

Diluted per share amounts:
Income (loss) from continuing operations	$0.33	$(0.01)	$0.02	$0.34
Discontinued operations	0.13	—	—	0.13
Net income (loss)	$0.46	$(0.01)	$0.02	$0.47

Weighted average number of common shares-basic	20,268,261	20,268,261	20,268,261	20,268,261
Weighted average number of common shares-diluted	20,562,622	20,562,622	20,562,622	20,562,622

	Nine Months Ended September 30, 2012
	GAAP	Contingent Liabilities Adjustment	Write-off in-process research and development	NON-GAAP

Loss from operations	$(4,080)	—	—	$(4,080)
Other expense, net	(1,926)	—	—	(1,926)
Increase in contingent liabilities	1,191	(1,191)	—	—
Income tax benefit	(445)	—	—	(445)
(Loss) income from continuing operations	(5,260)	(1,191)	—	(6,451)
Income from discontinued operations, net of taxes	3,670	—	—	3,670
Net (loss) income	$(1,590)	$(1,191)	$—	$(2,781)
Basic and diluted per share amounts:
(Loss) income from continuing operations	$(0.27)	$(0.06)	$—	$(0.33)
Discontinued operations	0.19	—	—	0.19
Net (loss) income	$(0.08)	$(0.06)	$—	$(0.14)

Weighted average number of common shares-basic	19,791,793	19,791,793	19,791,793	19,791,793
Weighted average number of common shares-diluted	19,791,793	19,791,793	19,791,793	19,791,793

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